Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form F-1 of our report dated November 8, 2010, relating to the financial statements of Coastal Pacific Mining Corp. for the years ended April 30, 2010, 2009 and 2008, and for the period of inception to April 30, 2010,  which appears in such Prospectus. We also consent to the reference to us under the heading Identity of Directors, Senior Management and Advisers.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
March 21, 2011

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370
Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants